EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Parker Drilling Company:
We consent to the incorporation by reference in the registration statement (No. 333-197977) on Form S-3, in registration statements (Nos. 333-188754, 333-184230, 333-167695) on Form S-8 of Parker Drilling Company of our report dated February 25, 2015 (except as to Notes 1, 4 and 12, which are as of May 6, 2015), with respect to the consolidated balance sheets of Parker Drilling Company and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which appears in this Current Report on Form 8-K/A of Parker Drilling Company dated May 6, 2015.
/s/ KPMG LLP
Houston, TX
May 6, 2015